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                                                               EXHIBIT NO. 99.11

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 33-2-38613 of MFS Series Trust V of our reports dated October 31, 1997 appearing in the annual reports to shareholders for the year ended September 30, 1997 of MFS Total Return Fund and MFS Research Fund, each a series of MFS Series Trust V and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE, LLP

Deloitte & Touche, LLP

Boston, Massachusetts
January 23, 1998